EXHIBIT 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES APRIL CASH DISTRIBUTION

DALLAS, Texas, April 19, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.088214 per unit, payable on May 14, 2024, to unit holders of record on April 30, 2024.

This month’s distribution increased from the previous month due mainly to a decrease in capital costs and a higher average oil price, partially offset by decreases in the production of both oil and natural gas as well as a lower average gas price on the Waddell Ranch Properties. For the Texas Royalty Properties, there was an increase in both oil and gas volumes produced for the month as well as higher oil prices, partially offset by lower gas prices for the month reported.

WADDELL RANCH

Production for oil volumes was 242,891 (gross) with average pricing of approximately $75.09 per bbl. Production for gas volumes (including gas liquids) was 1,395,453 Mcf (gross) with average pricing of approximately $2.12 per Mcf, which now includes the value received from plant products and natural gas liquids. In reporting February production of the Underlying Properties for this month’s press release, gross proceeds are $21,193,393. The deductions from gross proceeds are as follows: total revenue deducts and severance taxes, $2,977,397 (gross), lease operating expenses, $5,010,448 (gross), and capital expenditures (CAPEX), $9,096,764 (gross) for February. This netted a positive Net Profit Interest (NPI) of $4,108,784 (gross), which would put the Trust’s proceeds of 75% as a positive $3,081,588 (net) to contribute to this month’s distribution. For February, revenue increased greatly compared to the previous month. Oil products saw an increase in pricing and a slight decrease in volume. Gas products saw a decrease in pricing, along with a slight decrease in production in February. CAPEX decreased due to the timing of horizontal frac costs, the absence of prior period adjustments compared to the prior month, and two less days in the month of February. If current oil and gas pricing continues or declines, the Waddell Ranch Properties may or may not be able to continue to contribute to the distribution in the foreseeable future, after covering the ongoing CAPEX budget. The Waddell Ranch Properties NPI contributed to this month’s distribution.

First sales received for the month of February 2024 wells were as follows: (all net to the Trust),0.8 new drill wells, including

0.8 horizontal wells,3.0 recompleted wells.Waiting on completion, as of February 29, 2024, were 0.8 drill wells,including 0.8 horizontal wells and 2.3 recompletion wells (all net to the Trust). Also, 5.6 wells (net to the Trust), plugged and abandoned, were completed.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 17,006 barrels of oil and 9,815 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 15,152 barrels of oil and 8,744 Mcf of gas. The average price for oil was $73.77 per bbl and for gas was $8.76, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in January for oil and December for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,340,598. Deducted from these revenues were taxes of $146,803, resulting in a Net Profit of $1,193,795 for February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,134,105 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month

Waddell Ranch	242,891	1,395,453	182,168	1,046,590*	$75.09	$2.12**
Texas Royalties	17,006	9,815	15,152	8,744*	$73.77	$8.76**

Prior Month
Waddell Ranch	253,653	1,401,615	190,240	1,051,211*	$72.45	$2.38**
Texas Royalties	16,538	5,430	14,665	4,825*	$71.75	$11.68**

*These volumes are net to the Trust,after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

**This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month, net of interest earned were $104,110 resulting in a distribution of $4,111,583 to 46,608,796 units outstanding, or $0.088210 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On March 5, 2024, the lawsuit against Blackbeard was dismissed without prejudice, but the dispute has not been resolved. The Trustee will provide material updates as they become available.

The 2023 tax information packets were mailed directly to unit holders in early March 2024. A copy of Permian’s 2023 tax information booklet has been posted on Permian’s website. In addition to the tax booklet, the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2023 tax reporting.

The 2023 Annual Report with Form 10-K, which includes the December 31, 2023, Reserve Summary, is posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact:	Jana Egeler
Vice President, Argent Trust Company, Trustee
Toll Free - 1.855.588.7839